EXHIBIT 99.1

BeiGene Initiates Global Phase 2 Trial of Anti-PD-1 Antibody Tislelizumab in Patients with Previously Treated Hepatocellular Carcinoma

CAMBRIDGE, Mass. and BEIJING, China, April 10, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ:BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patient was dosed in a global Phase 2 clinical trial of tislelizumab, an investigational anti-PD-1 antibody, in patients with previously treated advanced hepatocellular carcinoma (HCC or liver cancer).

“We have made great progress in the development of tislelizumab with three global Phase 3 trials now enrolling patients. Along with our partner, Celgene, we are encouraged by this progress and excited for the development opportunity of tislelizumab globally,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

“This potentially registration-enabling trial of tislelizumab is expected to help us further understand its safety and efficacy with respect to the line of treatment in which it is administered to patients with advanced liver cancer. For these patients, as well as for patients in the concurrent front-line Phase 3 study of tislelizumab as compared to sorafenib, we are hopeful that tislelizumab will provide a new treatment option for a patient population with significant unmet needs,” commented Amy Peterson, M.D., Chief Medical Officer for Immuno-Oncology of BeiGene.

The Phase 2, multi-center trial is designed to evaluate the efficacy and safety of tislelizumab in patients who were previously treated for unresectable HCC. Approximately 225 patients will be enrolled at approximately 75 cancer centers internationally including Greater China (including Taiwan), the United States, and Europe. Patients will receive a 200 mg dose every three weeks.

The trial’s primary endpoint is overall response rate (ORR) evaluated by an Independent Review Committee (IRC), and secondary endpoints include duration of response (DOR), progression-free survival (PFS), disease control rate (DCR) and clinical benefit rate (CBR) assessed by IRC, and overall survival. Additional secondary endpoints include investigator assessed ORR, DOR, PFS, DCR and CBR, safety and tolerability and health-related quality of life.

“I look forward to evaluating tislelizumab for patients with advanced liver cancer, for whom the expected median survival is typically less than one year. Patients who have either not seen benefit from their front-line or even second-line treatments, or who may have lost an initial response, could potentially respond to tislelizumab. We are excited to build upon the knowledge base we have from the dose expansion cohort of patients with HCC from its Phase 1 trial,” said Professor Ann-Lii Cheng, M.D., Ph.D., Distinguished Professor and Superintendent of the Cancer Center of National Taiwan University and principal investigator of the trial.

For more information about the trial, patients and physicians should email BeiGene at BGBA317clinicaltrials@beigene.com.

About Hepatocellular Carcinoma

HCC is a major global health problem, accounting for 85-90 percent of all reported cases of liver cancer.i Liver cancer is the sixth most common type of cancer, with an estimated 782,000 new cases per year worldwide; it was also the second most common cause of cancer-related mortality, responsible for an estimated 746,000 deaths.ii China accounts for approximately 50 percent of both new HCC cases and HCC-related deaths worldwide.ii

About Tislelizumab

Tislelizumab (BGB-A317) is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. Tislelizumab has demonstrated high affinity and specificity for PD-1. It is potentially differentiated from the currently approved PD-1 antibodies in an engineered Fc region, which is believed to minimize potentially negative interactions with other immune cells, based on preclinical data. Tislelizumab is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers. BeiGene and Celgene Corporation have a global strategic collaboration for the development of tislelizumab in solid tumor cancers outside of Asia (except Japan).

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 900 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.iii

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact
Lucy Li, Ph.D.
+1 781-801-1800
ir@beigene.com

Media Contact
Liza Heapes
+ 1 857-302-5663
media@beigene.com

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i Nordenstedt H, White DL, El-Serag HB. The changing pattern of epidemiology in hepatocellular carcinoma. Digestive and Liver Disease. 2010;42(Suppl 3):S206-S214. doi:10.1016/S1590-8658(10)60507-5.

ii GLOBOCAN 2012: http://globocan.iarc.fr/Pages/fact_sheets_cancer.aspx. Accessed December 27, 2017.

iii ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.